EXHIBIT 5.1

                     DILL DILL CARR STONBRAKER & HUTCHINGS
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

Daniel W. Carr                                              Fay M. Matsukage*
John J. Coates                                              Adam P. Stapen
Kevin M. Coates                                             Jon Stonbraker
H. Alan Dill                                                Craig A. Stoner
Robert A. Dill                                              Felicity R. Tompkins
Thomas M. Dunn                                                 Patrick D. Tooley
John A. Hutchings                                                     __________
Stephen M. Lee                                                   * Also licensed
                                                                       in Nevada

June 10, 2003



Gasco Energy, Inc.
14 Inverness Drive East
Building H, Suite 236
Englewood, CO 80112

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration by Gasco Energy, Inc., a Nevada corporation (the "Company"), of an aggregate of 425,000 shares of common stock, par value $0.0001 per share (the "Shares"), of the Company to be issued pursuant to the Gasco Energy, Inc. 2003 Restricted Stock Plan (the "Plan"), under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 10, 2003, you have requested our opinion with respect to the matters set forth below.

In our capacity as special corporate counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the corporate laws of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

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Subject to the foregoing, it is our opinion that as of the date hereof, the
Shares have been duly authorized, and, upon the issuance of and payment for the Shares in accordance with the terms set forth in the Plan, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.

Dill Dill Carr Stonbraker & Hutchings, P.C.




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